Exhibit 99

                    Dillard's, Inc. Reports May Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 1, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended May 27, 2006 were $534,299,000 compared to sales for the four weeks ended May 28, 2005 of $518,965,000. Sales increased 3% for the four-week period in both total and comparable stores.
     Sales for the seventeen weeks ended May 27, 2006 were $2,374,256,000 compared to sales for the seventeen weeks ended May 28, 2005 of $2,323,051,000. Sales increased 2% for the seventeen-week period in both total and comparable stores.
     During the four weeks ended May 27, 2006, sales were above the average company trend in the Western region and in line with trend in the Eastern region. Sales were slightly below trend in the Central region.
     During the four weeks ended May 27, 2006, sales of juniors' apparel and furniture significantly exceeded the Company's average sales performance for the period. Sales of children's apparel were significantly below trend.

     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965